EXHIBIT 10.2

NABI BIOPHARMACEUTICALS

5800 PARK OF COMMERCE BOULEVARD, N.W.

BOCA RATON, FLORIDA 33487

Effective as of May 18 , 2007

Raafat Fahim Ph.D.

1180 S. Ocean Blvd #8F

Boca Raton, FL 33432

Dear Raafat:

You have agreed to serve as Senior Vice-President (SVP) Research, Technical and Production Operations and Chief Operating Officer and General Manager of the Biologics SBU for Nabi Biopharmaceuticals (“Nabi”) which term for purposes of this Agreement shall include affiliates of Nabi Biopharmaceuticals. The following are the terms of such employment:

1. TERM: You will serve as a SVP Research, Technical and Production Operations and Chief Operating Officer and General Manager of the Biologics SBU for a period beginning effective as of May 18, 2007 and ending on May 31, 2010, or the date on which your employment is sooner terminated as provided below (the “Employment Period”). Upon expiration of the Employment Period or any extension pursuant to this sentence, it shall be automatically extended for an additional three-year period unless either party gives to the other written notice not less than thirty (30) days prior to the end of the Employment Period that it or he does not wish to extend the term of this Agreement. In the event that your employment by Nabi continues beyond the Employment Period, the terms and conditions of this Agreement shall continue except that your continued employment by Nabi may be terminated by either party upon thirty (30) days’ prior notice unless you and Nabi shall have entered into a written agreement to the contrary.

2. SALARY: Your salary will be $350,000 per year, payable in accordance with the usual payroll practices of Nabi during the Employment Period. Your salary will be subject to discretionary annual increases as determined by Nabi’s Board of Directors or the Compensation Committee thereof.

3. BONUS: You will be entitled to participate in Nabi’s VIP Management Incentive Program or any comparable bonus plan maintained by Nabi (“Bonus Plan”). Your participation in the Bonus Plan shall be subject to the terms and conditions of the Bonus Plan.

Unless the Employment Period is terminated for “cause” pursuant to Section 7(B)(b) or by you pursuant to Section 7(A)(a), if the Employment Period ends during a calendar year, your bonus compensation opportunity shall be pro rated based upon the number of full calendar months you were employed and the amount of bonus compensation which would have been payable with respect to such year pursuant to the Bonus Plan. If the Employment Period is terminated pursuant to Section 7(A)(a) or Section 7(B)(b) below, no bonus compensation shall be payable with respect to the calendar year during which the Employment Period is terminated.

Bonus payments, if applicable, shall be payable by the fifteenth (15th) day of the third month after the end of the relevant calendar year.

4. AUTO ALLOWANCE: While an employee under the terms of this Agreement, you shall receive an auto allowance of not less than $1200.00 per month.

5. BENEFITS: Annually during the Employment Period, Nabi shall pay you $12,000, grossed up for taxes, so that you can make a contribution to your Supplemental Executive Retirement Plan (the “SERP”) and provide you at Nabi’s cost with term life insurance of $500,000 in excess of the term life insurance coverage Nabi provides to its employees generally. Nabi shall reimburse you the cost of financial planning services up to $3,000 per year.

6. DUTIES AND EXTENT OF SERVICES:

(A) During the Employment Period, you agree to devote substantially all of your working time, and such energy, knowledge, and efforts as is necessary to the discharge and performance of your duties provided for in this Agreement and such other reasonable duties and responsibilities consistent with your position as are assigned to you from time to time by the person to whom you report. You shall be located primarily in Nabi’s Boca Raton, Florida facilities, but shall travel to other locations from time to time as shall be reasonably required in the course of performance of your duties.

(B) You shall have such duties as are delegated to you by the person to whom you report provided that such duties shall be reasonably consistent with those duties assigned to executive officers having similar titles in organizations comparable to Nabi.

7. TERMINATION:

(A) The Employment Period shall terminate (a) thirty (30) days after you provide written notice of termination to Nabi or (b) upon your death.

(B) Nabi may terminate the Employment Period (a) in the event Nabi reasonably determines that you are unable to perform the essential functions of your position, with or without reasonable accommodation, for any three (3) consecutive months as the result of mental or physical incapacity or (b) for “Cause,” which is defined as (i) acts of fraud or embezzlement or other felonious acts by you, (ii) your refusal to comply with reasonable directions in connection with the performance of your duties as provided for in Section 6 of this Agreement after notice of such failure is delivered to you, (iii) failure to comply with the provisions of Section 9 or 10 of this Agreement or (iv) your gross negligence or intentional misconduct in connection with the performance of your duties as provided for in this Agreement including your failure to comply with the written policies of Nabi, provided that, in the event of a proposed termination under clause (ii) or clause (iv) of this clause (B), you shall receive ten (10) days’ prior written notice of such proposed termination and within such period you shall be afforded an opportunity to be heard by Nabi’s Board of Directors or a duly appointed committee of the Board as to whether grounds for termination under these clauses exists.

(C) Nabi may otherwise terminate the Employment Period upon thirty (30) days’ prior notice to you.

(D) Your confidentiality and non-competition agreements set forth in Sections 9 and 10 below and your agreement to cooperate set forth in Section 11 below shall survive the termination of your employment regardless of the reasons therefor.

8.	SEVERANCE:

(A) In the event that your employment terminates (a) pursuant to Section 7(C) or (b) upon or following the expiration of the Employment Period because Nabi has given notice of non-extension pursuant to Section 1, you shall receive the benefits set forth in Sections 8(B), 8(C) and 8(D). In the event your employment terminates pursuant to Section 7(B)(a), or as a result of your death, you shall receive the benefits set forth in Section 8(D). Notwithstanding the foregoing provisions of this Section 8(A), in the event your employment terminates under circumstances that entitle you to receive compensation and other benefits pursuant to the Change of Control Severance Agreement dated April 1, 2004 between you and Nabi (the “Change of Control Severance Agreement”), you shall not receive the benefits set forth in Section 8(B), 8(C) and 8(D).

(B) Based on the effective date of such termination, Nabi will pay you your base salary as of the effective date of such termination (“Severance Pay”) and maintain in effect such fringe benefits (including auto allowance) as are accorded to other similarly situated employees (to the extent allowed under, and subject to the limitations of, applicable plans) for eighteen (18) months. Severance Pay shall be made in accordance with the usual payroll practices of Nabi.

(C) Nabi shall pay for executive outplacement services up to $18,000 by an organization selected by Nabi in its sole discretion.

(D) All of your non-vested stock options, restricted stock or similar incentive equity instruments (collectively, “Equity Awards”) shall immediately vest, except the Equity Awards granted to you on February 24, 2006 and any Equity Awards under Nabi’s 2000 Employee Stock Purchase Plan which shall vest in accordance with their terms and not the terms of this Agreement. All vested Equity Awards (including those with accelerated vesting pursuant to the preceding sentence) shall be exercisable for twelve (12) months past your termination date, except that no Equity Award shall be exercisable beyond the original Equity Award’s expiration date. To the extent the terms of any Equity Award are inconsistent with this Agreement, the terms of this Agreement shall control.

(E) All payments or benefits to you under this Section 8 (other than payments or benefits already accrued and otherwise due under Nabi’s employee benefit plans or programs, or as a result of your death) will not be given unless you execute (and do not rescind) a written employment termination agreement in a form prescribed by Nabi, containing terms consistent with this Agreement as well as a general release of all claims against Nabi and related parties with respect to all matters occurring prior to or on the date of the release, including (but not limited to) employment matters or matters in connection with your termination.

(F) You and Nabi intend that the provisions of this Agreement and all payments and benefits to you under this Agreement meet the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent applicable, and this Agreement shall be interpreted in accordance with such intent. Without limiting the scope of the immediately preceding sentence, the Severance Pay and benefits provided for under Section 8(B) of this Agreement shall be deferred and accumulated for six months from the effective date of your termination and shall be paid on the first regular payroll date for executive employees following such six-month period if immediately prior to such termination you are, or in Nabi’s sole opinion may be, a “specified employee” (as that term is defined in Section 409A(a)(2)(B)(i) of the Code) and such deferral is necessary to avoid the imposition of taxes on you under Section 409A of the Code.

9. CONFIDENTIALITY:

(A) You acknowledge that your duties with Nabi will give you access to trade secrets and other confidential information of Nabi (which for purposes of this Section 9 shall be deemed to include its subsidiaries), including but not limited to information concerning production and marketing of their respective products, customer lists, and other information relating to their present or future operations (all of the foregoing, whether or not it qualifies as a “trade secret” under applicable law, is collectively called “Confidential Information”). You recognize that Confidential Information is proprietary to Nabi and gives Nabi significant competitive advantage.

(B) Accordingly, you shall not use or disclose any of the Confidential Information during or after the Employment Period, except for the sole and exclusive benefit of the relevant company. Upon any termination of the Employment Period, you will return to Nabi’s offices all documents, computer electronic information and files, e.g., diskettes, floppies etc. and other tangible embodiments of any Confidential Information. You agree that Nabi would be irreparably injured by any breach of your confidentiality agreement, that such injury would not be adequately compensable by monetary damages, and that, accordingly, Nabi may specifically enforce the provisions of this Section by injunction or similar remedy by any court of competent jurisdiction without affecting any claim for damages.

10. NON-COMPETITION:

(A) You acknowledge that your services to be rendered are of a special and unusual character and have a unique value to Nabi the loss of which cannot adequately be compensated by damages in an action at law. In view of the unique value of the services, and because of the Confidential Information to be obtained by or disclosed to you, and as a material inducement to Nabi to enter into this Agreement and to pay to you the compensation referred to above and other consideration provided, you covenant and agree that, while you are employed by Nabi and for a period of one (1) year after termination of such employment for any reason whatsoever, you will not, directly or indirectly, (a) engage or become interested, as owner, employee, consultant, partner, through stock ownership (except ownership of less than five percent of any class of equity securities which are publicly traded), investment of capital, lending of money or property, rendering of services, or otherwise, either alone or in association with others, in the operations, management or supervision of any type of business or enterprise engaged in any business which is competitive with any business of Nabi (a “Competitive Business”), (b) solicit or accept orders from any current or past customer of Nabi for products or services offered or sold by, or competitive with products or services offered or sold by, Nabi, (c) induce or attempt to induce any such customer to reduce such customer’s purchase of products or services from Nabi, (d) disclose or use for the benefit of any Competitive Business the name and/or requirements of any such customer or (e) solicit any of Nabi’s employees to leave the employ of Nabi or hire or negotiate for the employment of any employee of Nabi. By way of clarification, a “Competitive Business” is not any business or enterprise in the health care industry; it is only a business or enterprise in the health care industry that is competitive with any business of Nabi. Notwithstanding the foregoing, nothing contained in this Section 10(A) shall be deemed to prohibit you from being employed by or providing services to a Competitive Business following a “Change of Control” (as defined in the Change of Control Agreement) and termination of your employment if (i) the nature of such employment or services do not involve or compete with any business engaged in by Nabi immediately prior to the Change of Control or (ii) such employment or services are rendered to the company that was involved in the Change of Control by acquiring stock or assets of Nabi or merging or consolidating with Nabi or any Affiliate (as defined below) of that company. As used in this Agreement, an “Affiliate” of a company means an entity controlled by, controlling or under common control with that company.

(B) You have carefully read and considered the provisions of this Section 10 and Section 9 and having done so, agree that the restrictions set forth (including but not limited to the time period of restriction and the world wide areas of restriction) are fair and reasonable (even if termination is at our request and without cause) and are reasonably required for the protection of the interests of Nabi, its officers, directors, and other employees. You acknowledge that upon termination of this Agreement for any reason, it may be necessary for you to relocate to another area, and you agree that this restriction is fair and reasonable and is reasonably required for the protection of the interests of Nabi, their officers, directors, and other employees.

(C) In the event that, notwithstanding the foregoing, any of the provisions of this Section 10 or Section 9 shall be held to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though invalid or unenforceable parts had not been included therein. In the event that any provision of this Section 10 relating to time period and/or areas of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or areas such court deems reasonable and enforceable, said time period and/or areas of restriction shall be deemed to become, and thereafter be, the maximum time period and/or area which such court deems reasonable and enforceable.

(D) With respect to the provisions of this Section 10, you agree that damages, by themselves, are an inadequate remedy at law, that a material breach of the provisions of this Section 10 would cause irreparable injury to the aggrieved party, and that provisions of this Section 10 may be specifically enforced by injunction or similar remedy in any court of competent jurisdiction without affecting any claim for damages.

11. LITIGATION AND REGULATORY COOPERATION: During and after your employment with Nabi, you shall reasonably cooperate with Nabi in the defense or prosecution of any claims now in existence or which may be brought in the future against or on behalf of Nabi which relate to events or occurrences that transpired while you were employed by Nabi; provided, however, that such cooperation shall not materially and adversely affect you or expose you to an increased probability of civil or criminal litigation. Your cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of Nabi at mutually convenient times. During and after your employment with Nabi, you also shall cooperate fully with Nabi in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while you were employed by Nabi. Nabi shall reimburse you for all out-of-pocket costs and expenses incurred in connection with your performance under this Section 11, including, but not limited to, reasonable attorneys’ fees and costs.

12. MISCELLANEOUS: This Agreement and the rights and obligations of the parties pursuant to it and any other instruments or documents issued pursuant to it shall be construed, interpreted and enforced in accordance with the laws of the State of Florida, exclusive of its choice-of-law principles. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and assigns. The provisions of this Agreement shall be severable and the illegality, unenforceability or invalidity of any provision of this Agreement shall not affect or impair the remaining provisions hereof, and each provision of this Agreement shall be construed to be valid and enforceable to the full extent permitted by law. In any suit, action or proceeding arising out of or in connection with this Agreement, the prevailing party shall be entitled to receive an award of the reasonable related amount of attorneys’ fees and disbursements incurred by such party, including fees and disbursements on appeal. This Agreement, the Change of Control Severance Agreement and the Indemnification Agreement dated May 16, 2003 are a complete expression of all agreements of the parties relating to the subject matter hereof, and all prior or contemporaneous oral or written understandings or agreements shall be null and void except to the extent set forth in this Agreement.

This Agreement cannot be amended orally, or by any course of conduct or dealing, but only by a written agreement signed by the party to be charged therewith. All notices required and allowed hereunder shall be in writing, and shall be deemed given upon deposit in the Certified Mail, Return Receipt Requested, first-class postage and registration fees prepaid, and correctly addressed to the party for whom intended at its address set forth under its name below, or to such other address as has been most recently specified by a party by one or more counterparts, each of which shall constitute one and the same agreement. All references to genders or number in this Agreement shall be deemed interchangeably to have a masculine, feminine, neuter, singular or plural meaning, as the sense of the context required.

If the foregoing confirms your understanding of our agreements, please so indicate by signing in the space provided below and returning a signed copy to us.

NABI BIOPHARMACEUTICALS

By:	/s/ Leslie Hudson
Leslie Hudson, Ph.D.
Chief Executive Officer and President

Date:	July 16, 2007

Accepted and agreed to:

/s/ Raafat Fahim
Raafat Fahim
1180 S. Ocean Blvd #8F
Boca Raton, FL 33432

Date: July 16, 2007